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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 15, 2004

Dear Stockholders:

You are cordially invited to attend the 2004 annual meeting of stockholders on Thursday, April 15, 2004, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting we will:

•	Elect directors for the next year.

•	Consider and act upon a board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2004.

•	Consider and act upon such other matters, including one stockholder proposal, as may properly come before the meeting.

Stockholders of record at the close of business on February 17, 2004, are entitled to vote at the annual meeting.

We urge you to vote your shares as promptly as possible by: (1) accessing the Internet web site, (2) calling the toll-free number or (3) signing, dating and mailing the enclosed proxy.

Sincerely,

Joseph F. Hubach

Senior Vice President,

Secretary and

General Counsel

Dallas, Texas

March 12, 2004

EXECUTIVE OFFICES: 12500 TI BOULEVARD, DALLAS, TEXAS

MAILING ADDRESS: POST OFFICE BOX 660199, DALLAS, TEXAS 75266-0199

PROXY STATEMENT

March 12, 2004

VOTING PROCEDURES

TI’s board of directors requests your proxy for the annual meeting of stockholders on April 15, 2004. If you sign and return the enclosed proxy, or vote by telephone or on the Internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes mentioned in the notice of annual meeting. This proxy statement and related proxy are being distributed on or about March 12, 2004.

If you come to the meeting, you can of course vote in person. But if you don’t come to the meeting, your shares can be voted only if you have returned a properly signed proxy or followed the telephone or Internet voting instructions. If you sign and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. Please see page 31 for a discussion of benefit plan voting. You can revoke your authorization at any time before the shares are voted at the meeting.

ELECTION OF DIRECTORS

Directors are elected at the annual meeting to hold office until the next annual meeting and until their successors are elected and qualified. The board of directors has designated the following persons as nominees. If you return a proxy that does not withhold authority to vote for directors, your shares will be voted for: JAMES R. ADAMS, DAVID L. BOREN, DANIEL A. CARP, THOMAS J. ENGIBOUS, GERALD W. FRONTERHOUSE, DAVID R. GOODE, WAYNE R. SANDERS, RUTH J. SIMMONS, RICHARD K. TEMPLETON and CHRISTINE TODD WHITMAN.

Nominees for Directorship

All of the nominees for directorship are now directors of the company. If any nominee becomes unable to serve before the meeting, the people named as proxies may vote for a substitute or the number of directors will be reduced accordingly.

JAMES R. ADAMS Director
Chair, Audit Committee; member, Stockholder Relations and Public Policy Committee.

Chairman of the board of the company, 1996 to April 1998. Group president, SBC Communications Inc., 1992 until retirement in 1995; president and chief executive officer of Southwestern Bell Telephone Company, 1988-92. Director, Inet Technologies, Inc. and Storage Technology Corp.

DAVID L. BOREN Director
Member, Governance and Nominating Committee and Compensation Committee.

President of the University of Oklahoma since 1994. U.S. Senator, 1979-94; Governor of Oklahoma, 1975-79. Director, AMR Corporation, ConocoPhillips and Torchmark Corporation; chairman, Oklahoma Foundation for Excellence.

DANIEL A. CARP Director
Chair, Governance and Nominating Committee; member, Stockholder Relations and Public Policy Committee.

Chairman of the board and chief executive officer of Eastman Kodak Company since 2000; director since 1997. President of Eastman Kodak, 1997-2001, 2002-2003; chief operating officer, 2002-2003; executive vice president and assistant chief operating officer, 1995-97. Member, The Business Council and The Business Roundtable.

THOMAS J. ENGIBOUS Chairman, President and Chief Executive Officer

Chairman of the board since April 1998; president and chief executive officer of the company since 1996. Joined the company in 1976; elected executive vice president in 1993. Director, Catalyst and J.C. Penney Company, Inc.; member, The Business Council and The Business Roundtable; trustee, Southern Methodist University.

GERALD W. FRONTERHOUSE Director
Member, Audit Committee and Stockholder Relations and Public Policy Committee.
Private investor. Chief executive officer of First RepublicBank Corporation, 1985-88. Chairman of the board and director, Hoblitzelle Foundation.

DAVID R. GOODE Director
Member, Audit Committee and Compensation Committee.

Chairman of the board and chief executive officer of Norfolk Southern Corporation since 1992; president since 1991. Director, Caterpillar, Inc., Delta Air Lines, Inc. and Georgia-Pacific Corporation; member, The Business Council and The Business Roundtable.

WAYNE R. SANDERS Director
Chair, Compensation Committee; member, Governance and Nominating Committee.

Chairman of the board of Kimberly-Clark Corporation from 1992 until retirement in 2003; chief executive officer, 1991-2002; director, 1989-2003. Director, Adolph Coors Company, Coors Brewing Company and Belo Corporation; vice chairman, board of trustees, Marquette University; national trustee and governor, Boys and Girls Clubs of America.

RUTH J. SIMMONS    Director

Chair, Stockholder Relations and Public Policy Committee; member, Audit Committee.

President of Brown University since 2001. President of Smith College, 1995-2001; vice provost of Princeton University, 1992-95; provost of Spelman College, 1990-91. Director, Pfizer, Inc. and The Goldman Sachs Group, Inc.; fellow, American Academy of Arts and Sciences; member, Council on Foreign Relations; trustee, Carnegie Corporation of New York.

RICHARD K. TEMPLETON    Director

Chief operating officer of the company since 2000. Joined the company in 1980; elected president of the company’s Semiconductor Group and executive vice president in 1996. Director, Semiconductor Industry Association.

CHRISTINE TODD WHITMAN    Director

Member, Compensation Committee and Stockholder Relations and Public Policy Committee.

Former Administrator of the Environmental Protection Agency, 2001-2003; Governor of New Jersey, 1994-2000; President of the New Jersey Board of Public Utilities, 1988-1990. Director, Chicago Climate Exchange,® Inc., S.C. Johnson & Son, Inc. and United Technologies Corp.

Director Nomination Process

The board is responsible for approving nominees for election as directors. To assist in this task, the board has designated a standing committee, the Governance and Nominating Committee (the Committee), which is responsible for reviewing and recommending nominees to the board. The Committee is comprised solely of independent directors as defined by the rules of the New York Stock Exchange (NYSE) and the board’s corporate governance guidelines. The company’s board of directors has adopted a written charter (Statement of Responsibilities) for the Committee. The charter can be found on the company’s web site at www.ti.com/corporategovernance.

It is a long-standing policy of the board to consider director nominees recommended by stockholders. A stockholder who wishes to recommend a prospective board nominee for the Committee’s consideration can write to the Secretary of the Governance and Nominating Committee, Texas Instruments Incorporated, Post Office Box 655936, MS 8658, Dallas, Texas 75265-5936. The Committee will evaluate a stockholder’s prospective board nominee in the same manner as it evaluates other nominees.

In evaluating prospective nominees, the Committee looks for the following minimum qualifications, qualities and skills:

•	Outstanding achievement in the individual’s personal career

•	Breadth of experience

•	Soundness of judgment

•	Ability to make independent, analytical inquiries

•	Ability to contribute to a diversity of viewpoints among board members

•	Willingness and ability to devote the time required to perform board activities adequately (in this regard, the Committee will consider the number of other boards of directors on which the individual serves)

•	Ability to represent the total corporate interests of TI (a director will not be selected to, nor will he or she be expected to, represent the interests of any particular group)

Stockholders, non-management directors, management and others, including the Committee’s third-party search firm discussed below, may submit recommendations to the Committee. The board prefers a mix of experience among its members to maintain a diversity of viewpoints. For example, some board members may have spent much of their careers in business, some in government and some in academia. In 2003, the company retained a third-party search firm to assist the Committee in identifying and evaluating potential nominees. Once the board determined to add a director, the Committee considered the specific qualifications and skills a candidate should possess. Guided by those considerations, the search firm conducted research to identify viable candidates. It prepared a list for the Committee that included a brief biography of each candidate. The list was provided to the Committee through the CEO. The search firm then conducted further research on the candidates in whom the Committee had the most interest. The results of that research were then reported to the Committee through the CEO.

Ms. Whitman was elected to the board on December 4, 2003. She is the only non-management director nominee for the 2004 annual meeting of stockholders who is standing for election by the stockholders for the first time. The Committee’s search firm initially identified her to the CEO as a potential director candidate, and the CEO forwarded her name to the Committee for its consideration.

Stockholder Communications with the Board

Stockholders and others who wish to communicate with the board as a whole, or to individual directors, may write to them at: Post Office Box 655936, MS 8658, Dallas, Texas 75265-5936. All communications sent to this address will be shared with the board or the individual director, if so addressed.

It is a policy of the board to encourage directors to attend each annual meeting of stockholders. Such attendance allows for direct interaction between stockholders and members of the board. Seven of eight directors attended TI’s 2003 annual meeting of stockholders.

Director Independence

The board has adopted the following standards for determining independence.

A.    In no event will a director be considered “independent” if, within the preceding three years:

1.    He or she was employed by the company (except in the capacity of interim chairman of the board) or any of its subsidiaries;

2.    He or she received more than $100,000 per year in direct compensation from the company (other than (a) director and committee fees and pension or other forms of deferred compensation and (b) compensation received for former service as an interim chairman of the board or chief executive officer);

3.    An immediate family member of the director was employed as an executive officer by the company or any of its subsidiaries;

4.    An immediate family member of the director, which family member was employed as an executive officer of the company, received more than $100,000 per year in direct compensation from the company;

5.    He or she was affiliated with or employed in a professional capacity by the company’s independent auditors;

6.    An immediate family member of the director was affiliated with or employed in a professional capacity by the company’s independent auditors;

7.    He or she was an executive officer of another company, at which any of TI’s current executive officers serves on that company’s compensation committee;

8.    An immediate family member of the director was an executive officer of another company, at which any of TI’s current executive officers serves on that company’s compensation committee;

9.    He or she was, and remains at the time of the determination, an executive officer or employee of a company (excluding any charitable organization) that made payments to, or received payments from, TI for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues for its last completed fiscal year; or

10.    An immediate family member of the director was, and remains at the time of the determination, an executive officer of a company (excluding any charitable organization) that made payments to, or received payments from, TI for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues for its last completed fiscal year.

B.    Audit Committee members may not accept any consulting, advisory or other compensatory fee from TI, other than in their capacity as members of the board or any board committee. Compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with TI (provided that such compensation is not contingent in any way on continued service).

C.    The following relationships will not be considered material relationships with the company for the purpose of determining director independence:

1.    A director is an executive officer of a charitable organization, and TI or the TI Foundation makes discretionary contributions to that organization that are less than the greater of $50,000 or 2% of the organization’s latest publicly available consolidated gross revenue.

2.    A director is an executive officer, director or trustee of another entity that is indebted to TI or to which TI is indebted, and the total amount of either company’s indebtedness to the other is less than 2% of the total consolidated assets of the entity he or she serves as an executive officer, director or trustee.

For any other relationship, the determination of whether the relationship is material, and consequently whether the director involved is independent, will be made by directors who satisfy the independence criteria set forth in this section.

For purposes of these independence determinations, “immediate family member” will have the same meaning as under the NYSE rules.

Applying these standards, the board has determined that the following directors have no material relationship with the company other than as a director and are, therefore, independent: Mr. Adams, Mr. Boren, Mr. Carp, Mr. Fronterhouse, Mr. Goode, Mr. Sanders, Ms. Simmons and Ms. Whitman.

Directors’ Ages, Service and Stock Ownership

The table below shows the directors’ ages and holdings of common stock of the company and the year each became a director.

Director	Age	Director Since	Common Stock Ownership at December 31, 2003*
James R. Adams	64	1989	817,346
David L. Boren	62	1995	59,971
Daniel A. Carp	55	1997	68,453
Thomas J. Engibous	51	1996	3,972,296
Gerald W. Fronterhouse	67	1986	89,089
David R. Goode	63	1996	67,562
Wayne R. Sanders	56	1997	61,489
Ruth J. Simmons	58	1999	41,474
Richard K. Templeton	45	2003	2,869,832
Christine Todd Whitman	57	2003	2,000

*	Includes (a) shares that can be acquired within 60 days through the exercise of stock options by Mr. Adams, 621,000 shares; Mr. Boren, 36,000 shares; Mr. Carp, 45,000 shares; Mr. Engibous, 3,833,500 shares; Mr. Fronterhouse, 45,000 shares; Mr. Goode, 45,000 shares; Mr. Sanders, 45,000 shares; Ms. Simmons, 25,000 shares; Mr. Templeton, 2,737,500 shares, and (b) shares credited to 401(k) and profit sharing stock accounts for Mr. Adams, 3,415 shares; Mr. Engibous, 17,857 shares; and Mr. Templeton, 10,948 shares, and (c) shares subject to restricted stock unit awards for Mr. Adams, 18,512 shares; Mr. Boren, 22,880 shares; Mr. Carp, 8,664 shares; Mr. Engibous, 57,600 shares; Mr. Fronterhouse, 22,880 shares; Mr. Goode, 13,632 shares; Mr. Sanders, 9,600 shares; Ms. Simmons, 8,000 shares; Mr. Templeton, 120,000 shares; and Ms. Whitman, 2,000 shares; the non-employee directors’ restricted stock units are payable upon the director’s termination of service provided he or she has served at least eight years or has reached the company’s retirement age for directors, and (d) shares credited to deferred compensation accounts for Mr. Adams, 13,535 shares; Mr. Boren, 1,091 shares; Mr. Carp, 14,789 shares; Mr. Goode, 8,930 shares; Mr. Sanders, 1,289 shares; and Ms. Simmons, 8,474 shares; shares in deferred compensation accounts are issued following the director’s termination of service. Excludes shares held by a family member if a director has disclaimed beneficial ownership. Each director owns less than 1% of the company’s common stock.

BOARD ORGANIZATION

Board and Committee Meetings

During 2003, the board held 10 meetings. The board has four standing committees described below, which collectively held 25 meetings. Overall attendance at board and committee meetings was approximately 94%.

Committees of the Board

The charter (Statement of Responsibilities) of each of the standing committees can be found on the company’s web site at www.ti.com/corporategovernance. A summary of the committees’ duties follows.

Audit Committee.    All members of the Audit Committee are independent under the rules of the New York Stock Exchange and the board’s corporate governance guidelines. In accordance with SEC requirements, a copy of the charter of TI’s Audit Committee is included as Exhibit A to this proxy statement. The Audit Committee is generally responsible for:

•	Appointing, compensating, retaining and overseeing the company’s independent auditors.

•	Reviewing the annual report of the company’s independent auditors related to their independence, quality-control procedures and other matters.

•	Reviewing the company’s annual reports to the SEC, including the financial statements and the “Management’s Discussion and Analysis” portion of those reports, and recommending appropriate action to the board.

•	Reviewing the company’s audit policies.

•	Reviewing before issuance the company’s news releases regarding annual and interim financial results and discussing with management any related earnings guidance that may be provided to analysts and rating agencies.

•	Discussing the company’s audited financial statements with management and the independent auditors, including a discussion with the independent auditors regarding the matters required to be discussed by Statement of Auditing Standards No. 61.

•	Reviewing relationships between the independent auditors and the company in accordance with Independence Standards Board Standard No. 1.

•	Reviewing and discussing the adequacy of both the company’s internal accounting controls and other factors affecting the integrity of the company’s financial reports with management and the company’s independent auditors.

•	Creating and periodically reviewing the company’s whistleblower policy.

•	Reviewing the company’s risk assessment and risk management policies.

The board has determined that all members of TI’s Audit Committee are financially literate and have financial management expertise, as the board has interpreted such qualifications in its business judgment. In addition, the board has designated Mr. Adams as the audit committee financial expert as defined in Item 401 of Regulation S-K under the Securities Exchange Act of 1934.

The Audit Committee met 6 times in 2003. The committee also continued its long-standing practice of meeting directly with the company’s internal audit staff to discuss the current year’s audit plan and to allow for direct interaction between Audit Committee members and the company’s internal auditors.

Compensation Committee.    All members of the Compensation Committee are independent. The Compensation Committee is generally responsible for:

•	Reviewing and approving company goals and objectives relevant to CEO compensation.

•	Evaluating the CEO’s performance in light of those goals and objectives.

•	Setting the compensation of the CEO and other executive officers.

•	Making recommendations to the board regarding:

•	Institution and termination of, revisions in and actions under employee benefit plans that (i) increase benefits only for officers of the company or disproportionately increase benefits for officers of the company more than other employees of the company, (ii) require or permit the issuance of the company’s stock or (iii) the board must approve.

•	Reservation of company stock for use as awards or grants under plans or as contributions or sales to any trustee of an employee benefit plan.

•	Purchase of company stock in connection with employee benefit plans.

•	Taking action as appropriate regarding the institution and termination of, revisions in and actions under employee benefit plans that are not required to be approved by the board; administration of employee benefit plans; and the approval and execution of employee benefit plan documents and contracts with employee benefit plan providers and other third parties.

The Compensation Committee met 8 times in 2003. See page 19 for a report of the committee on its executive compensation decisions for the year 2003.

Governance and Nominating Committee.    All members of the Governance and Nominating Committee are independent. The Governance and Nominating Committee is generally responsible for:

•	Making recommendations to the board regarding:

•	The development and revision of the company’s corporate governance principles.

•	The size, composition and functioning of the board and board committees.

•	Candidates to fill board positions.

•	Nominees to be designated for election as directors.

•	Compensation of board members.

•	Organization and responsibilities of board committees.

•	Succession planning by the company.

•	Issues of potential conflicts of interest involving a board member raised under the company’s conflict of interest policy.

•	Overseeing an annual evaluation of the board and board committees.

The Governance and Nominating Committee met 8 times in 2003. See page 11 for a report of the committee regarding its activities during 2003. See also pages 4 and 5 for a discussion of stockholder nominations and communications with the board.

Stockholder Relations and Public Policy Committee.    All members of the Stockholder Relations and Public Policy Committee are independent. The Stockholder Relations and Public Policy Committee is generally responsible for:

•	Making recommendations to the board regarding:

•	Topics affecting the relationship between management and stockholders, and public issues.

•	Responses to proposals submitted by stockholders.

•	Reviewing:

•	Contribution policies of the company and of the TI Foundation.

•	Revisions to TI’s code of ethics.

The Stockholder Relations and Public Policy Committee met 3 times in 2003.

CORPORATE GOVERNANCE

The board has a long-standing commitment to responsible and effective corporate governance. Information regarding the corporate governance practices of the board is available on the company’s web site at www.ti.com/corporategovernance. The board acted on a number of important corporate governance matters during 2003. To provide details of those actions, the Governance and Nominating Committee offers the following report:

GOVERNANCE AND NOMINATING COMMITTEE REPORT

During 2003, the company’s Governance and Nominating Committee completed a number of major projects in addition to fulfilling its normal duties. The Committee offers this report on its activities to give stockholders a detailed account of its efforts:

Succession Planning.    Management succession planning is one of the board’s most important functions. TI’s board has long had a rigorous process of reviewing at least annually potential successors to its top management positions. In 2003, while considering a transition of the company’s chief executive officer, the board was able to follow a very deliberate and thorough approach having had the benefit of its prior annual succession planning discussions. As recently announced, Mr. Templeton will become chief executive officer of the company effective May 1, 2004, taking over from Mr. Engibous, who will remain as chairman of the board.

Mr. Templeton was well known to the board members through his regular attendance at board meetings, both before and after his election to the board in July 2003, as well as through his participation in the company’s annual strategic conferences and annual planning conferences. As a result, the board was well prepared to consider his election. In addition, the board had numerous discussions with Mr. Templeton throughout 2003 concerning his proposed plans for the company’s strategic direction and management team. The board’s deliberations culminated in its decision to elect Mr. Templeton to the CEO position.

The board will continue its succession planning practices, including the annual review of top management positions.

Board Practices.    TI’s board of directors has long been interested in and committed to responsible and effective corporate governance. It first adopted written governance guidelines and committee charters in 1973. Its policies and practices have evolved over time, adapting to meet the needs of the company and its stockholders, although some practices, such as maintaining a majority of independent directors, are of long standing. The board’s commitment to governance is evidenced by the time members devote to TI matters. Historically the board has met at least eight times a year. In addition, TI directors have long participated in annual strategic conferences and annual planning conferences, each of which typically takes a full day. Directors interact directly with managers other than the chief executive officer at board meetings and the strategic and annual planning conferences. This practice facilitates the directors’ oversight efforts and also gives directors opportunities to evaluate those managers, aiding directors in succession planning considerations. The board has also shown a willingness to change the status quo. For example, the size and composition of the board and the board’s committee structure have been revised from time to time to enhance the quality of board oversight.

The Sarbanes-Oxley Act of 2002 and the new corporate governance listing standards of the New York Stock Exchange (NYSE) contain many new requirements that fall within the Committee’s authority. For example, a listed company’s corporate governance guidelines must address topics such as director qualification standards, director responsibilities and director orientation and continuing education. In addition, the charters of the company’s audit, compensation and governance committees must now address specific topics, and the company must disclose whether it has an audit committee financial expert. As the board committee responsible for the organizational structure of the board, the Committee spent significant time reviewing the new requirements and considering the company’s response to them.

That response entailed action by the Committee on a number of matters, including:

•	Approving amendments to its charter and to other board committee charters, conforming them to the new NYSE listing standards.

•	Reviewing and revising the conflict of interest policy relating to directors.

•	Revising the board’s corporate governance guidelines.

Regarding the guidelines, as a result of the board’s history of responsible and effective corporate governance, the company found that it was already substantially in compliance with the new requirements. Yet the Committee took the opportunity to once again refine its governance guidelines, taking into consideration suggestions received from directors as part of the board’s annual evaluation process. The Committee reviewed and discussed revisions to the board’s current set of comprehensive guidelines, and then engaged the entire board in review and discussion of the guidelines leading to their approval.

The resulting corporate governance guidelines, which can be found on the company’s web site at www.ti.com/corporategovernance, build on the previous board policies and document several principles the board has long followed. Following are examples of policies included in the guidelines:

•	The roles of chairman and chief executive officer. TI’s board has shown a willingness to separate the roles of chairman and chief executive officer if it determined the situation warranted it. However, the board does not believe it is in the best interests of stockholders to be bound to that structure. Instead, the board will determine the leadership structure that serves the company best at any given time. That structure may involve the chief executive officer’s simultaneously serving as chairman, or may involve a separation of the roles of chief executive officer and chairman, depending on current and anticipated circumstances.

•	Retirement age and term limits. The board retained its current retirement age of 70 for directors. In determining not to set term limits, the board concluded that term limits can result in the loss of directors who have developed, over a period of time, an in-depth understanding of the company and its strategic objectives, operations and challenges and, therefore, provide a valuable contribution to the board as a whole.

•	Executive sessions and “lead director.” Non-management directors of the board meet in executive session at each regularly scheduled meeting and at such other times as the Committee recommends. Any management director, such as the chief executive officer, is excluded from these executive sessions. The chair of the appropriate board committee acts as chair at executive sessions at which the principal item to be considered is within the scope of authority of his or her committee or, if there is no single principal item, the chair of this Committee. This practice, by providing opportunities for leadership to more than one independent director, more fully engages the board members. The board prefers this approach to the selection of one “lead director.”

•	Director independence. TI’s board has historically been comprised almost entirely of independent directors. In accordance with the new NYSE listing standards, the Committee developed specified standards for determining independence. Those standards are listed beginning on page 5.

The Committee will continue to regularly evaluate the corporate governance guidelines and refine them as appropriate.

In addition to responding to new legal requirements, the board recently engaged in a focused in-house educational session. TI operates in the highly competitive and rapidly changing high-technology industry. The educational session was designed to enhance the directors’ understanding of the company’s complex businesses, products and technologies, as well as significant accounting policies affecting the company’s financial statements. The company plans to provide additional educational sessions in the future.

Director Search.    The Committee also spent considerable time during 2003 considering candidates for directors. With two directors having reached mandatory retirement age over the last few years, the board first determined that it should increase the number of directors. The Committee instructed its independent recruitment firm to identify viable candidates who met the board’s criteria for directors listed on pages 4 and 5. Identifying potential director candidates is challenging, given the board’s high standards for director candidates, its desire to maintain a diversity of viewpoints among board members, the amount of time and attention TI expects its directors to devote to board matters and the integrity the company and its stockholders expect of directors.

During the course of 2003, the Committee reviewed a number of potential director candidates identified by the recruitment firm and provided direction as to the firm’s efforts. In addition, the chair of the Committee met with individuals whom the Committee identified as strong director candidates. As a result of these efforts the company announced in December the addition of Ms. Whitman to the board. The Committee will continue to consider potential director candidates, bearing in mind the current mix of experience among board members, and will recommend the nomination of additional board members as it deems appropriate.

Daniel A. Carp, Chair	Wayne R. Sanders
David L. Boren

DIRECTOR COMPENSATION

Directors who are not employees are paid each year:

•	A retainer of $55,000 ($40,000 for board service, $15,000 for all committee service).

•	$2,500 per day for attendance at each of the company’s strategic and annual planning conferences and continuing education sessions.

Compensation for other activities designated by the chairman of the board is $1,000 per day. In 2003, the company made payments (an aggregate of $4,890) relating to premiums for life, medical, dental, travel and accident insurance policies covering non-employee directors.

Non-employee directors are not eligible to participate in any TI-sponsored pension plan.

Under the terms of the Texas Instruments 2003 Director Compensation Plan, which was approved by stockholders in April 2003, non-employee directors receive the following additional compensation:

Stock Options. Non-employee directors are annually granted a 10-year option to purchase 15,000 shares of the company’s common stock. The purchase price of the shares is 100% of the fair market value on the date of grant. These nonqualified options become exercisable in four equal annual installments beginning on the first anniversary date of the grant and also may become fully exercisable in the event of a change in control (as defined in the plan) of the company.

Restricted Stock Units. New non-employee directors are granted 2,000 restricted stock units, each representing one share of company common stock. The restricted stock units provide for issuance of company common stock at the time of retirement from the board, or upon earlier termination of service from the board after completing eight years of service or because of death or disability.

Deferral Election. Subject to some limitations, directors can choose to have all or part of their cash compensation deferred until they leave the board (or certain other specified times). The deferred amounts are credited to either a cash account or stock unit account. Cash accounts earn interest from the company at a rate (currently based on published interest rates on certain corporate bonds) determined by the Governance and Nominating Committee. Stock unit accounts fluctuate in value with the underlying shares of company common stock, which will be issued after the deferral period.

Director Award Program

Each director whose service commenced prior to June 20, 2002, is eligible to participate in the company’s Director Award Program. This program was established to promote the company’s interest in supporting charitable institutions. Under the program, the company may contribute a total of $500,000 per eligible director to as many as three educational institutions recommended by the director and approved by the company. The contributions will be made in five annual installments of $100,000 each following the director’s death. Directors receive no financial benefit from the program, and all charitable deductions belong to the company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows the compensation of the company’s chief executive officer and each of the four other most highly compensated executive officers for services in all capacities to the company in 2001, 2002 and 2003.

	Annual Compensation					Long-Term Compensation
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation (2)	Awards			Payouts	All Other Compensation (4)
						Restricted Stock Awards (3)	Stock Options (in Shares)		Long-Term Incentive Plan Payouts
T.J. Engibous	2003	$895,000	(1)	$800,000	$154,848	0	1,300,000	(1)	0	$47,974
Chairman,	2002	$840,000		$500,000	$95,799	0	1,050,000		0	$87,410
President & CEO	2001	$836,700		0	—	0	842,000		0	$60,802

R.K. Templeton	2003	$641,250	(1)	$600,000	$83,568	0	1,000,000	(1)	0	$85,345
Executive Vice	2002	$600,000		$350,000	$17,808	0	625,000		0	$66,752
President & Chief	2001	$591,700		0	—	0	535,000		0	$104,054
Operating Officer

G. Delfassy	2003	$364,070		$400,000	—	0	300,000		0	$56,920
Senior Vice	2002	$299,050		$250,000	$48,881	$4,678,000	400,000		0	$27,807
President	2001	$281,650		0	$67,364	0	190,000		0	$49,932

M.J. Hames	2003	$369,970		$300,000	—	0	375,000		0	$18,279
Senior Vice	2002	$325,200		$180,000	$24	$1,830,000	250,000		0	$22,031
President	2001	$320,600		0	$423	0	230,000		0	$273,726

T. Wroe, Jr.	2003	$327,500		$300,000	—	0	120,000		0	$25,320
Senior Vice	2002	$300,000		$250,000	—	0	50,000		0	$25,320
President	2001	$299,000		0	—	0	31,500		0	$16,392

(1)	On January 15, 2004, TI announced that effective May 1, 2004, Mr. Templeton will become the President and CEO of the company and Mr. Engibous will continue as Chairman. With this change in mind, the Compensation Committee has made certain compensation decisions relating to 2004 compensation for Messrs. Engibous and Templeton. Please refer to the “CEO Transition” portion of the Compensation Committee Report on page 22.
(2)	The amounts shown for Mr. Engibous and Mr. Templeton include $92,879 and $47,737, respectively, for incremental cost of company-required personal use of aircraft and $53,719 and $27,393, respectively, for reimbursement of a portion of the tax related to such use. The dollar value of perquisites and other personal benefits for Mr. Engibous during 2001, for Mr. Templeton during 2001 and 2002 and for each of the other named executive officers for all three reported years, was less than the established reporting thresholds.
(3)	As of December 31, 2003, the value of aggregate restricted stock unit holdings of Messrs. Engibous, Templeton, Delfassy and Hames was $1,692,288 (57,600 shares), $3,525,600 (120,000 shares), $6,463,600 (220,000 shares) and $2,938,000 (100,000 shares), respectively. The restricted stock units for Mr. Engibous were awarded in 1996. Payments under the award are based primarily on the extent to which the company met certain performance goals during the five-year period ending December 31, 2001, but the amounts generally are payable only if Mr. Engibous remains employed by the company for a period of ten years from the date of the award. Dividend equivalent payments are paid on restricted stock units at the same rate as dividends on the company’s common stock.
(4)	During 2003, the company made payments in connection with executive life insurance policies in the following amounts: Messrs. Engibous and Templeton, $43,954 and $25,850, respectively. The company also made payments in connection with travel and accident insurance policies in the amount of $20 for each of the executive officers named in the summary compensation table.

During 2003, the company made matching contributions to 401(k) accounts in the amount of $4,000 for Messrs. Engibous, Hames and Wroe and $8,000 for Messrs. Templeton and Delfassy. For 2003, a cash profit sharing payment of $21,300 was made to Mr. Wroe.
During 2003, the company made contributions under its defined contribution retirement plan in the amount of $4,000 for Messrs. Templeton and Delfassy. The company accrued additional amounts of $47,475 and $24,844 for the benefit of Messrs. Templeton and Delfassy, respectively, to offset Internal Revenue Code limitations on amounts that could be contributed to the defined contribution retirement plan.
The amounts for Messrs. Delfassy and Hames include $20,056 and $14,259, respectively, for unused vacation time that cannot be carried forward into 2004.

Table of Option Grants in 2003

The following table shows stock options granted to the named executive officers in 2003. Additionally, in accordance with the rules of the SEC, the table shows the hypothetical gains or option spreads that would exist for the respective options. These gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term. The options have a 10-year term and generally become exercisable over the first four years of the term. Following termination of employment, an optionee generally has 30 days to exercise vested options unless the optionee has 20 years of service with TI or is retirement eligible, in which case the options continue to vest and are exercisable over their full term. Beginning with options granted in February 2003, if an optionee terminates employment following 20 years of service but is not retirement eligible, the options continue to full term but only to the extent vested at the time of termination. The options become fully exercisable in the event of a change in control (as defined in the options) of the company. In some cases, the exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid in shares.

						Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (10 Years)
	Options Granted (in Shares)		% Of Total Options Granted To Employees In 2003	Exercise Price (per Share)	Expiration Date	5%		10%
Name						Stock Price (per Share)(3)	Gain	Stock Price (per Share)(3)	Gain
T.J. Engibous	1,050,000	(1)	1.97%	$16.11	01/15/2013	$26.24	$10,636,500	$41.79	$26,964,000
	250,000	(2)	0.47%	$16.25	02/20/2013	$26.47	$2,555,000	$42.15	$6,475,000
R.K. Templeton	625,000	(1)	1.17%	$16.11	01/15/2013	$26.24	$6,331,250	$41.79	$16,050,000
	375,000	(2)	0.70%	$16.25	02/20/2013	$26.47	$3,832,500	$42.15	$9,712,500
G. Delfassy	200,000	(1)	0.37%	$16.11	01/15/2013	$26.24	$2,026,000	$41.79	$5,136,000
	100,000	(2)	0.19%	$16.25	02/20/2013	$26.47	$1,022,000	$42.15	$2,590,000
M.J. Hames	250,000	(1)	0.47%	$16.11	01/15/2013	$26.24	$2,532,500	$41.79	$6,420,000
	125,000	(2)	0.23%	$16.25	02/20/2013	$26.47	$1,277,500	$42.15	$3,237,500
T. Wroe, Jr.	60,000	(1)	0.11%	$16.11	01/15/2013	$26.24	$607,800	$41.79	$1,540,800
	60,000	(2)	0.11%	$16.25	02/20/2013	$26.47	$613,200	$42.15	$1,544,000

(1)	These nonqualified options were granted under a stockholder-approved plan on January 15, 2003, and become exercisable in four equal annual installments beginning on January 15, 2004.
(2)	These nonqualified options were granted under a stockholder-approved plan on February 20, 2003, and become exercisable at a rate of 50% beginning on February 20, 2005, and the remainder in two equal annual installments thereafter.
(3)	The price of TI common stock at the end of the 10-year term of the stock options granted on January 15, 2003, would be $26.24 at a 5% annual appreciation rate and $41.79 at a 10% annual appreciation rate. The price of TI common stock at the end of the 10-year term of the stock options granted on February 20, 2003, would be $26.47 at a 5% annual appreciation rate and $42.15 at a 10% annual appreciation rate.

Table of Option Exercises in 2003 and Year-End Option Values

The following table lists the number of shares acquired and the value realized as the result of option exercises in 2003 by the named executive officers. It also includes the number and value of the exercisable and unexercisable options as of December 31, 2003. The table contains values for “in-the-money” options, meaning those having a positive spread between the year-end share price of $29.38 and the exercise price.

			Number of Unexercised Options at December 31, 2003		Value of Unexercised In-the-Money Options at December 31, 2003
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
T.J. Engibous	1,280,000	$23,580,800	3,008,500	2,683,500	$19,492,000	$19,484,000
R.K. Templeton	860,000	$18,347,760	2,243,750	1,836,250	$21,262,800	$14,567,500
G. Delfassy	40,000	$493,600	390,000	715,000	$1,714,400	$5,192,500
M.J. Hames	150,000	$3,465,500	702,500	702,500	$7,383,600	$5,498,750
T. Wroe, Jr.	0	$0	270,750	180,750	$3,475,600	$1,692,000

Pension Plan Table

The table below shows the approximate annual benefits relating to the company’s U.S. pension plan that would be payable as of December 31, 2003, to employees in higher salary classifications for the average credited earnings and years of credited service indicated. It assumes retirement at age 65. Benefits are based on eligible earnings. Eligible earnings include salary and bonus as shown in the summary compensation table. Other elements of compensation shown in the summary compensation table or referred to in the footnotes to that table are not included in eligible earnings.

In 1997, the company’s U.S. employees were given the option of continuing to participate in the pension plan or participating in a new defined contribution retirement plan. Mr. Templeton chose to participate in the new plan. Accordingly, his benefits under the pension plan (discussed in footnote 1) were frozen as of December 31, 1997. Contributions to the defined contribution retirement plan for Mr. Templeton’s benefit are included in the summary compensation table. Mr. Delfassy transferred to the company’s U.S. payroll in 1999 and participates in the defined contribution retirement plan. Contributions to the plan for Mr. Delfassy’s benefit are included in the summary compensation table.

	Estimated Annual Benefits Under Pension Plan for Specified Years of Credited Service (2)(3)
Average Credited Earnings (1)	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years	45 Years
$ 500,000	107,883	143,844	179,806	215,767	251,728	289,228	326,728
$1,000,000	220,383	293,844	367,306	440,767	514,228	589,228	664,228
$1,500,000	332,883	443,844	554,806	665,767	776,728	889,228	1,001,728
$2,000,000	445,383	593,844	742,306	890,767	1,039,228	1,189,228	1,339,228
$2,500,000	557,883	743,844	929,806	1,115,767	1,301,728	1,489,228	1,676,728
$3,000,000	670,383	893,844	1,117,306	1,340,767	1,564,228	1,789,228	2,014,228

(1)	The average credited earnings is the average of the five consecutive years of highest earnings.
At December 31, 2003, the named executive officers were credited with the following years of credited service and had the following average credited earnings: Mr. Engibous, 26 years, $2,138,922; Mr. Hames, 22 years, $691,760; and Mr. Wroe, 31 years, $551,500. Mr. Templeton had 16 years of credited service and $536,761 in average credited earnings as of December 31, 1997.
(2)	If the amount otherwise payable under the pension plan should be restricted by the applicable provisions of ERISA, the amount in excess of ERISA’s restrictions will be paid by the company.

(3)	The benefits under the pension plan are computed as a single life annuity beginning at age 65.
The amounts shown in the table reflect the offset provided in the pension plan under the pension formula adopted July 1, 1989, to comply with Social Security integration requirements. The integration offset is $4,617 for 15 years of credited service, $6,156 for 20 years of credited service, $7,694 for 25 years of credited service, $9,233 for 30 years of credited service, $10,772 for 35 years of credited service, $10,772 for 40 years of credited service and $10,772 for 45 years of credited service.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the board of directors has furnished the following report on executive compensation paid or awarded to executive officers for 2003:

The company’s executive compensation program is administered by the Compensation Committee of the board of directors (the Committee), which consists solely of independent members of the board, meets on a scheduled basis and reports its activities to the board. To assist it in administration of the program, the Committee has authority to retain independent experts and advisors. In 2003, the Committee retained an independent consultant to advise it on market practices relating to compensation. A copy of the Committee’s charter appears on the company’s web site at www.ti.com/corporategovernance.

Compensation Strategy

The goal of the company’s executive compensation program is to attract, motivate and retain the executives who are critical to the company’s success and align the interests of those individuals with the interests of stockholders. The company’s compensation strategy is that the total value of compensation delivered to executive officers be highly variable based on company and individual performance.

The components of the executive compensation program are cash compensation (consisting of base salaries and bonuses for performance) and long-term compensation (consisting of equity awards, such as stock options and restricted stock units). Performance bonuses are awarded under the Texas Instruments Executive Officer Performance Plan, which stockholders approved in April 2002. Equity awards to executive officers are granted under the Texas Instruments 2000 Long-Term Incentive Plan, which stockholders approved in April 2000.

Total cash compensation (salary plus bonus) is targeted at a level commensurate with the company’s relative performance and the individual’s contribution to that performance. Base salary is determined primarily by competitive pay practices and individual performance. Cash bonuses are used to set total cash compensation at the targeted level.

If the company performs above competitor companies on the performance measures described in the following section, the executive officers will receive total cash compensation that is above market. If the company performs below competitor companies, executive officers will receive total cash compensation that is below market. The Committee has demonstrated its willingness to vary cash compensation with performance by setting executive bonuses at zero for 1997 and 2001.

Members of the company’s executive team are highly regarded and sought after in the semiconductor and other high-technology industries, and the Committee’s actions are intended to retain the strong, capable executive team. To promote retention and align executive officers more closely with stockholder interests, the Committee uses a mix of long-term compensation, with stock options as the primary vehicle. In determining long-term awards, the Committee considers the performance of the executive officer and the retention value of his or her long-term compensation, as well as the median number of shares and equity value granted by competitor companies to similarly situated executive officers. Stock options are granted at 100% of fair market value on the date of grant, have a 10-year term, do not become exercisable until one year after grant, and then become exercisable in four equal annual installments (or, in the case of the retention grant discussed under “Equity Dilution” below, in three installments beginning two years after grant). Any value actually realized by an executive officer from an option grant depends completely upon price increases in TI common stock benefiting all stockholders. As a result, the grants focus the executive officers on building value for stockholders. To further strengthen the alignment with interests of stockholders, management recently implemented stock ownership guidelines for the company’s executive officers.

Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to the company’s CEO and four other highest compensated officers to the extent that the officer’s compensation (other than qualified performance-based compensation) exceeds $1 million. The Committee intends to award executive compensation that meets the Section 162(m) deductibility requirements, subject to the Committee’s exercising its discretion to award non-deductible compensation when it considers it in the best interests of the company and stockholders to do so.

Equity Dilution

In granting equity compensation, the Committee’s goal is that net annual dilution from its equity compensation practices not exceed 2%. For this purpose, “net annual dilution” means the number of shares under equity awards granted by the Committee each year to all employees (net of award forfeitures), as a percentage of the shares of the company’s outstanding common stock. The Committee has met this goal every year except one for the past two decades, and it expects to meet it again in 2004.

In February 2003, the Committee made a special grant of stock options for purposes of employee retention. The broad-based grant was made to all employees who participated in the 2003 annual stock option grant, including executive officers.

The decision to make a retention grant was driven by the Committee’s concern that as market conditions improved and competitors increased their hiring efforts, the risks to employee retention would increase significantly. Declines in TI’s stock price had significantly reduced the retention value of stock options granted by the company in recent years.

With employee retention being essential to execution of the company’s strategy, the Committee reviewed competitive practices and determined that a broad-based supplemental grant of stock options was the most effective way to increase retention as the industry moved into a recovery. As a result of the retention grant, the net annual dilution resulting from equity compensation granted by the Committee to all employees, including employees below the executive officer level, was approximately 2.9% in 2003. Not including this retention grant, the net annual dilution was 1.5%.

Performance Measures and Decision-Making Process

The company performance measures used by the Committee in determining executive compensation for 2003 were:

•	the absolute one-year and multi-year company performance as measured by market share, revenue growth, profit from operations and total shareholder return;

•	one-year and multi-year performance on the same measures as compared with semiconductor competitors and other high-technology companies (the competitor companies); and

•	the company’s progress toward its strategic goals.

While many of the competitor companies are included in the S&P Information Technology Index appearing in the graph regarding total shareholder return on page 23, the competitor companies also include others that are not in the index.

To make its decisions on executive compensation, the Committee reviewed in detail each of the performance measures above, received input on competitive compensation practices from its independent compensation consultant and reviewed compensation market data.

At the request of the Committee, the CEO provided the entire board of directors with an assessment of his own performance with respect to the performance measures listed above, which the board considered in its assessment of CEO performance for 2003. The CEO reviewed the performance of the other executive officers with the Committee and made recommendations to the Committee regarding the components of each executive officer’s compensation except his own.

Before making its compensation decisions, the Committee discussed levels of compensation for the CEO and other executive officers with the full board of directors in an executive session attended solely by the independent members of the board.

Compensation Determinations

In 2003, TI grew its Semiconductor revenue faster than 80 percent of the semiconductor competitor companies, gaining share for the second consecutive year in the total semiconductor market (excluding commodity memory, which the company does not make). TI also gained market share in each of its key product categories of Analog and DSP. Profit from operations increased more than 200 percent. As a percent of revenue, profit from operations was about median when compared with the semiconductor competitor companies. Total shareholder return at 96 percent was in the top one-third compared to the semiconductor competitor companies. With regard to TI’s progress toward its strategic goals, the company improved its product and technology positions with new industry-leading offerings; strengthened its relationships with customers as evidenced by the gains in market share; and improved the health of its balance sheet by adding more than $1.5 billion to the company’s total cash position. (Total cash is comprised of cash and cash equivalents, plus short-term investments and long-term cash investments.) The achievements of 2003 followed improvements in 2002, when the company increased its market share, improved profit from operations but at lower absolute levels than in 2003, and delivered total shareholder return in the top one-half of the semiconductor competitor companies.

Given the results, the Committee made the following determinations for 2003 with respect to each component of compensation for the executive officers:

Base Salary — In keeping with its strategy of weighting more of total compensation to performance-based components, the Committee’s base salary decisions in 2003 were intended to provide salaries somewhat lower than the median level of salaries for similarly situated executive officers of competitor companies, or of divisions within competitor companies, of similar size (in terms of total revenues and market capitalization). Mr. Engibous’ annual salary during 2003 was set to be slightly below the median annual salary of CEOs of competitor companies.

Bonus — In view of the company’s relative performance, the Committee granted annual performance awards to be commensurate with total annual cash compensation of executive officers in similarly performing competitor companies. As a result, Mr. Engibous received a cash bonus of $800,000.

Long-Term Compensation — The Committee made long-term compensation decisions in January 2003. Considering Mr. Engibous’ continuing contribution to the company’s performance and execution of its strategic plan, the Committee granted Mr. Engibous options for a total of 1,050,000 shares.

In February 2003, the Committee made grants of stock options to each executive officer, as part of the broad-based retention grant program discussed under “Equity Dilution” above. Mr. Engibous received a grant of 250,000 shares under this program.

The total cash compensation (base salary plus bonus) for Mr. Engibous was intended to be commensurate with the cash compensation of CEOs of similarly performing competitor companies. The equity compensation for Mr. Engibous results in a total long-term compensation opportunity comparable to those of CEOs of competitor companies. The value realized from Mr. Engibous’ long-term compensation will depend on the long-term performance of the company.

CEO Transition

On January 15, 2004, TI announced that effective May 1, 2004, Mr. Templeton will become the President and CEO of the company and Mr. Engibous will continue as Chairman. Mr. Engibous will also continue to work with major customers and constituencies and help guide TI’s strategic direction. At its January 2004 meeting, with this change in mind, the Committee determined that Mr. Templeton’s annual salary will be $665,000 until the effective date of the change, at which time his annual salary will be adjusted to $825,000. Mr. Templeton was awarded a stock option for 700,000 shares of TI common stock and 100,000 restricted stock units. At the same meeting, the Committee determined that Mr. Engibous’ annual salary will remain at $900,000 until the effective date of the change, at which time his annual salary will be adjusted to $325,000. Mr. Engibous was awarded a stock option for 300,000 shares of TI common stock. The terms of the stock options awarded to Messrs. Engibous and Templeton are as described above. The restricted stock units awarded to Mr. Templeton vest in four years and then will be paid to him in shares of TI common stock.

The Committee made these salary determinations and equity awards in accordance with its normal calendar. Bonuses for 2004, if any, for Messrs. Engibous and Templeton will be determined at the Committee’s January 2005 meeting. The total compensation for 2004 for Messrs. Engibous and Templeton will be disclosed in the company’s 2005 proxy statement.

Wayne R. Sanders, Chair	David R. Goode
David L. Boren

COMPARISON OF TOTAL SHAREHOLDER RETURN

This graph compares TI’s total shareholder return with the S&P 500 Index and the S&P Information Technology Index over a five-year period, beginning December 31, 1998, and ending December 31, 2003. The total shareholder return assumes $100 invested at the beginning of the period in TI common stock, the S&P 500 Index and the S&P Information Technology Index. It also assumes reinvestment of all dividends.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors has furnished the following report:

As noted in the committee’s charter, the company’s management is responsible for preparing the company’s financial statements. The company’s independent auditors are responsible for auditing the financial statements. The activities of the committee are in no way designed to supersede or alter those traditional responsibilities. The committee’s role does not provide any special assurances with regard to the company’s financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

The committee has reviewed and discussed the audited financial statements with management.

The committee has discussed with the independent auditors, Ernst & Young LLP, the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended.

The committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with the auditors the auditors’ independence.

Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for 2003 for filing with the Securities and Exchange Commission.

James R. Adams, Chair	David R. Goode
Gerald W. Fronterhouse	Ruth J. Simmons

PROPOSAL TO RATIFY

APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of the board has appointed Ernst & Young LLP to be the company’s independent auditors for 2004.

The board asks the stockholders to ratify the appointment of Ernst & Young. If the stockholders do not ratify the appointment, the Audit Committee will consider whether it should appoint other independent auditors.

Representatives of Ernst & Young are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.

The company has paid fees to Ernst & Young for the services described below. Beginning with this year’s proxy statement, the company is required to report these fees using the following categories, which are significantly different than those included in prior proxy statements:

Audit Fees.    Ernst & Young’s fees for our annual audit and review of interim financial statements were $4,427,000 in 2002 and $4,947,000 in 2003.

Audit-Related Fees.    In addition to the Audit Fees, the company paid Ernst & Young $820,000 in 2002 and $599,000 in 2003 for assurance and other services related to Ernst & Young’s provision of annual audit services and review of interim financial statements. These audit-related services included fees for employee benefit plan audits, a business interruption assessment, Sarbanes-Oxley Section 404 consultations, due diligence on an acquisition, access to Ernst & Young’s online research tool, and an environmental certification audit.

Tax Fees.    Ernst & Young’s fees for professional services rendered for tax compliance, tax advice and tax planning were $2,508,000 in 2002 and $2,366,000 in 2003. The services provided in exchange for these fees were expatriate tax preparation, preparation of non-U.S. tax returns and tax consultations.

All Other Fees.    Ernst & Young’s fees for all other professional services rendered were $656,000 in 2002 and $457,000 in 2003. The services provided in exchange for these fees were expatriate administration services, executive financial planning services, audit services for the TI Foundation and wireless network security testing services.

Pre-approval Policy.    The Audit Committee is required to pre-approve the audit and non-audit services to be performed by the independent auditor in order to assure that the provision of such services does not impair the auditor’s independence.

Annually the independent auditors and the Director of Internal Audits will present to the Audit Committee services expected to be performed by the independent auditor over the next 12 months. The Audit Committee will review and, as it deems appropriate, pre-approve those services. The services and estimated fees are to be presented to the Audit Committee for consideration in the following categories: Audit, Audit-Related, Tax and All Other (each as defined in Schedule 14A under the Securities Exchange Act of 1934). For each service listed in those categories, the Committee is to receive detailed documentation indicating the specific services to be provided. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will review on at least a quarterly basis the services provided to date by the independent auditor and the fees incurred for those services. The Audit Committee may also revise the list of pre-approved services and related fees from time to time, based on subsequent determinations.

The Audit Committee has delegated pre-approval authority to its Chair (the Audit Committee does not delegate to management its responsibilities to pre-approve services). The Chair is to report pre-approval decisions to the Audit Committee and seek ratification of such decisions at the Audit Committee’s next scheduled meeting.

The board of directors recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as independent auditors for 2004.

STOCKHOLDER PROPOSALS

If you wish to submit a proposal for possible inclusion in the company’s 2005 proxy material, we must receive your notice, in accordance with rules of the SEC, on or before November 12, 2004.

If you wish to submit a proposal at the 2005 annual meeting (but not seek inclusion of the proposal in the company’s proxy material), we must receive your notice, in accordance with the company’s By-Laws, on or before January 15, 2005.

All suggestions from stockholders concerning the company’s business are welcome and will be carefully considered by the company’s management. To ensure that your suggestions receive appropriate review, the Stockholder Relations and Public Policy Committee from time to time reviews correspondence from stockholders and management’s responses. Stockholders are thereby given access at the board level without having to resort to formal stockholder proposals. Generally, the board prefers you present your views in this manner rather than through the process of formal stockholder proposals. Please see page 5 for information on contacting the board.

A stockholder submitted the following proposal for consideration at the 2004 annual meeting. The name and address of the stockholder will be furnished upon request made to the company. The board of directors opposes the proposal for the reasons stated after the proposal’s Supporting Statement.

Stockholder Proposal

Resolved: That the stockholders of Texas Instruments, Inc. (“Company”) hereby request that the Company’s Board of Directors establish a policy of expensing in the Company’s annual income statement the costs of all future stock options issued by the Company.

Supporting Statement:

Current accounting rules give companies the choice of reporting stock option exercises annually in the company income statement or as a footnote in the annual report (See: Financial Accounting Standards Board Statement 123). Many companies, including ours, report the cost of stock options as a footnote in the annual report, rather than include the option costs in determining operating income. We believe that expensing stock options would more accurately reflect a company’s operational earnings.

Stock options are an important component of our Company’s executive compensation program. We believe that the lack of option expensing can promote excessive use of options in a company’s compensation plans, obscure and understate the cost of executive compensation and promote the pursuit of corporate strategies designed to promote short-term stock price rather than long-term corporate value.

“The failure to expense stock option grants has introduced a significant distortion in reported earnings,” stated Federal Reserve Board Chairman Greenspan. “Reporting stock options as expenses is a sensible and positive step toward a clearer and more precise accounting of a company’s worth.” Globe and Mail, “Expensing Options is a Bandwagon Worth Joining,” Aug. 16, 2002.

Warren Buffett wrote in a New York Times Op-Ed piece on July 24, 2002:

There is a crisis of confidence today about corporate earnings reports and the credibility of chief executives. And it’s justified.

For many years, I’ve had little confidence in the earnings numbers reported by most corporations. I’m not talking about Enron and WorldCom — examples of outright crookedness. Rather, I am referring to the legal, but improper, accounting methods used by chief executives to inflate reported earnings.

Options are a huge cost for many corporations and a huge benefit to executives. No wonder, then, that they have fought ferociously to avoid making a charge against their earnings. Without blushing, almost all CEOs have told their shareholders that options are cost-free…

When a company gives something of value to its employees in return for their services, it is clearly a compensation expense. And if expenses don’t belong in the earnings statement, where in the world do they belong?

Bear Stearns recently reported that more than 356 companies are expensing stock options or have indicated their intention to do so. 101 of these companies are S&P 500 companies, representing 39% of the index based on market capitalization. See Bear Stearns Equity Research, Sept. 4, 2003, “More Companies Voluntarily Adopt Fair Value Expensing of Employee Stock Options.”

This Fund, along with other Building Trades’ union pension funds, sponsored this expensing proposal last proxy season and received majority votes at 26 companies, including Fluor, Calpine, Georgia-Pacific, U.S. Bancorp, Thermo Electron, Veritas Software, Apple Computer and Kohl’s. We urge your support for this important reform.

The board of directors recommends a vote “AGAINST” the above stockholder proposal for the following reasons:

•	TI accounts for stock options under generally accepted accounting principles (GAAP). It does so in essentially the same way as all of its major competitors and most other companies. Implementation of the proposal, and thereby deviation from standards that currently are followed by most companies, would create confusion and difficulty for investors who wish to compare TI’s financial performance with that of its competitors and other companies.

•	The accounting standards are currently being rewritten by the Financial Accounting Standards Board (FASB). When those standards are complete, TI will, of course, comply with them. To make a change now would require the company to speculate about how the standards will be rewritten.

•	The company’s use of stock options has been disciplined, reasonable and appropriately disclosed. A potentially confusing change to the company’s accounting practices is not warranted.

Discussion:

GAAP currently allows companies to choose one of two methods of accounting for stock options — the “intrinsic value method” or the “fair value method” — and requires that companies using the “intrinsic value method” also disclose what the impact of “fair value method” accounting would be. Like all of its major competitors as well as most other U.S. companies, TI uses the “intrinsic value method” pursuant to which the recorded cost on the company’s income statement of granting a stock option is zero if the exercise price is not less than the fair market value of the company’s common stock on the date of grant of the option (in other words, if the option is not granted at a discount). However, in accordance with GAAP the company also discloses how “fair value” accounting would affect the company’s net income and earnings per share. Anyone who wants this fair value information can readily find it in the notes to TI’s financial statements issued quarterly. To the company’s knowledge, all semiconductor companies with which TI competes use the same method. In other words, none of TI’s semiconductor competitors currently “expense” options in the income statement as requested by the proposal or has indicated an intention to begin expensing options before the FASB finalizes its standards.

The FASB is currently developing new accounting standards for stock options. The new standards are expected to define both transition methodologies (i.e., how to record the shift from non-expensing to expensing) and valuation methodologies (i.e., how to calculate the amount to expense) for all reporting companies, and may include guidance on how to arrive at the factors that will be used in the valuation. Because the FASB has not yet released these standards, implementation of the stockholder proposal is premature. If the company were to implement the stockholder proposal, it would be guessing as to the substance of the ultimate FASB standards. If those standards required a transition or valuation methodology different than that already implemented by the company, the resulting adjustments to TI’s financial statements could be considerable and confusing, making it difficult for investors to compare TI’s historical operating results.

Even among non-semiconductor companies that have already elected to expense (or have indicated an intention to begin expensing), there is no consistency in the application of the transition methodology. This lack of consistency complicates investors’ ability to compare expensing companies’ financial statements. Investors wishing to compare two expensing companies’ financial statements must first learn which transition methodology was used by each of the companies, then either harmonize the different methods or else remove the expensing data to adequately compare the companies’ financial reports. Waiting to expense stock options in accordance with the FASB’s standards will ensure universal applicability and adoption by all companies and lower the risk of confusion.

The company is responsible in its granting of stock options. TI employees have hard-to-find technical expertise in the company’s most strategic product areas — digital signal processing, wireless, broadband and high-performance analog. These happen to be among the highest growth segments of the semiconductor industry. Stock options are important to TI’s efforts to attract, motivate and retain the best people, including these technically skilled employees, and to align their interests with those of stockholders. The company’s stock option program is broad-based, with employees below the executive officer level accounting for more than 90% of the option shares granted in each of the last five years. A committee of independent directors authorizes all issuances of stock options. It does so with the stated goal that net annual dilution resulting from equity compensation practices not exceed 2%. (In this context, “net annual dilution” means the number of shares underlying equity awards granted by the board each year to all employees (net of award forfeitures), as a percentage of the shares of the company’s outstanding common stock.) For the past two decades the company has met this goal every year except one and expects to meet it in 2004. (In 2003, net annual dilution was 2.9%, prompted by a special grant of stock options to reduce a specific risk to employee retention.)

In summary, the board believes that the company’s current accounting treatment of stock options is appropriate and in accordance with GAAP, and that a change in practice now, on the eve of new stock option expensing standards being developed by the FASB, would be against the interest of the company, its employees and its stockholders.

ADDITIONAL INFORMATION

Voting Securities

As of February 17, 2004, 1,734,342,549 shares of the company’s common stock were outstanding. This is the only class of capital stock entitled to vote at the meeting. Each holder of common stock has one vote for each share held. As stated in the notice of meeting, holders of record of the common stock at the close of business on February 17, 2004, may vote at the meeting or any adjournment of the meeting.

Share Ownership of Certain Persons

The following table shows (a) the only persons that have reported beneficial ownership of more than 5% of the common stock of the company, and (b) the ownership of the company’s common stock by the named executive officers, and all executive officers and directors as a group. Persons generally “beneficially own” shares if they have either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

Name and Address	Shares Owned at December 31, 2003		Percent of Class
Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	110,899,620	(1)	6.4%
Thomas J. Engibous	3,972,296	(2)	*
Richard K. Templeton	2,869,832	(2)	*
Gilles Delfassy	759,890	(2)	*
Michael J. Hames	1,032,501	(2)	*
Thomas Wroe, Jr.	345,818	(2)	*
All executive officers and directors as a group	14,081,486	(2)(3)	*

*	Less than 1%
(1)	The company understands that, as of December 31, 2003, Capital Research and Management Company had sole dispositive power with respect to all of the above shares.
(2)	Includes (a) shares subject to acquisition within 60 days by Mr. Engibous, 3,833,500 shares; Mr. Templeton, 2,737,500 shares; Mr. Delfassy, 535,000 shares; Mr. Hames, 885,000 shares; and Mr. Wroe, 310,250 shares, (b) shares credited to 401(k) and profit sharing stock accounts for Mr. Engibous, 17,857 shares; Mr. Templeton, 10,948 shares; Mr. Delfassy, 1,708 shares; Mr. Hames, 6,871 shares; and Mr. Wroe, 31,781 shares and (c) shares subject to restricted stock unit awards for Mr. Engibous, 57,600 shares; Mr. Templeton, 120,000 shares; Mr. Delfassy, 220,000 shares; and Mr. Hames, 100,000 shares. Excludes shares held by a family member if a director or executive officer has disclaimed beneficial ownership.
(3)	Includes (a) 11,558,825 shares subject to acquisition within 60 days, (b) 130,107 shares credited to profit sharing stock accounts, (c) 897,768 shares subject to restricted stock unit awards; the non-employee directors’ restricted stock units are payable upon a director’s termination of service provided he or she has served at least eight years or has reached the company’s retirement age for directors and (d) 48,107 shares credited to certain non-employee directors’ deferred compensation accounts; shares in deferred compensation accounts are issued following a director’s termination of service.

Certain Business Relationships

Joseph F. Hubach, senior vice president, secretary and general counsel of the company, is the brother of Francis P. Hubach, Jr., partner in charge of the Dallas office of the law firm of Jones Day. The company, whose relationship with Jones Day began before Mr. J. Hubach joined the company, engaged the services of Jones Day during 2003. Mr. F. Hubach provides no services to the company.

Cost of Solicitation

The solicitation is made on behalf of the board of directors of the company. The company will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Without receiving additional compensation, officials and regular employees of the company may solicit proxies personally, by telephone, fax or e-mail from some stockholders if proxies are not promptly received. We have also hired Georgeson Shareholder Communications Inc. to assist in the solicitation of proxies at a cost of $12,000 plus out-of-pocket expenses.

Quorum Requirement

A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of TI stock issued and outstanding and eligible to vote are present in person or by proxy, a quorum will exist.

Vote Required

The ten nominees receiving the greatest number of votes cast by those entitled to vote will be elected.

For all other matters submitted at the meeting (i.e., the board proposal to ratify the appointment of the company’s independent auditors for 2004 and the stockholder proposal), an affirmative vote of the majority of the shares present in person or by proxy is necessary for approval.

We do not expect any matters to be presented for a vote at the annual meeting other than (1) the election of directors, (2) the proposal to ratify the appointment of Ernst & Young LLP as the company’s independent auditors for 2004 and (3) the stockholder proposal. If you grant a proxy, the persons named in the proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Under Delaware law and the company’s Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote FOR or AGAINST or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters. The total number of votes cast FOR each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote AGAINST the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently.

Benefit Plan Voting

If you are a participant in the TI Contribution and 401(k) Savings Plan, or the TI 401(k) Savings Plan, you are a “named fiduciary” under the plans and are entitled to direct the voting of shares allocable to your accounts under these plans. The trustee administering your plan will vote your shares in accordance with your instructions. If you wish to instruct the trustee on the voting of shares held for your accounts, you should vote by April 12, 2004.

Additionally, participants under the plans are designated as “named fiduciaries” for the purpose of voting TI stock held under the plans for which no voting direction is received. TI shares held by the TI

401(k) savings plans for which no voting instructions are received by April 12, 2004, will be voted in the same proportions as the shares in the plans for which voting instructions have been received by that date.

Section 16(a) Beneficial Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires certain persons, including the company’s directors and executive officers, to file reports with the Securities and Exchange Commission regarding beneficial ownership of certain equity securities of the company. During 2003, all Section 16(a) reports were timely filed.

Telephone and Internet Voting

Registered Stockholders and Benefit Plan Participants.    Stockholders with shares registered directly with Computershare and participants who beneficially own shares in a company benefit plan may vote telephonically by calling (800) 690-6903 (within the U.S. and Canada only, toll-free) or via the Internet at the following address on the World Wide Web:

www.proxyvote.com

Stockholders with Shares Registered in the Name of a Brokerage Firm or Bank.    A number of brokerage firms and banks offer telephone and Internet voting options. These programs may differ from the program provided to registered stockholders and benefit plan participants. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that stockholders’ instructions have been recorded properly. The company has been advised by counsel that the telephone and Internet voting procedures that have been made available through ADP Investor Communication Services are consistent with the requirements of applicable law. Stockholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

Multiple Stockholders Sharing the Same Address

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling (800) 542-1061 or writing to Investor Relations at the address given above.

Electronic Delivery of Proxy Materials

As an alternative to receiving printed copies of these materials in future years, we are pleased to offer stockholders the opportunity to receive proxy mailings electronically. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive or access proxy materials electronically in future years.

After the meeting date, stockholders holding shares through a broker or bank may request electronic delivery by visiting www.icsdelivery.com/ti and entering information for each account held by a bank or broker. If you are a registered stockholder or a participant in a TI benefit plan and would like to enroll, please visit the TI Investor Relations web site or call Investor Relations at (972) 995-3773 for more information.

Sincerely,

Joseph F. Hubach

Senior Vice President,

Secretary and

General Counsel

Dallas, Texas

March 12, 2004

EXHIBIT A

STATEMENT OF RESPONSIBILITIES

AUDIT COMMITTEE

THE BOARD OF DIRECTORS

TEXAS INSTRUMENTS INCORPORATED

Purpose

The primary function of the Audit Committee (the “Committee”) is to assist the Board of Directors (the “Board”) in its oversight of: the integrity of the Company’s financial reports and other financial information provided by the Company to any governmental or regulatory body or the public, including the Company’s systems of internal controls; the Company’s compliance with legal and regulatory requirements; the independent auditor’s engagement qualifications and independence; and the performance of the Company’s internal audit function and independent auditors.

NOTE: The Company’s management is responsible for preparing the Company’s financial statements. The Company’s independent auditors are responsible for auditing the financial statements. The activities of the Committee are in no way designed to supersede or alter those traditional responsibilities. Except to the extent required by the New York Stock Exchange, membership on the Committee does not call for the professional training or technical skills generally associated with career professionals in the fields of accounting and auditing. In addition, the Company’s independent auditors and the internal audit staff have more available time, knowledge and detailed information about the Company than do Committee members. Accordingly, the Committee’s role does not provide any expert or special assurances with regard to the Company’s financial statements, nor does it involve a professional certification or evaluation of the quality of the audits performed by the independent auditors.

In discharging its oversight role, the Committee is authorized to study or investigate any matter of interest or concern that the Committee deems appropriate, with access to all books, records, facilities and employees of the Company; and to use the services of the independent or internal auditors, and retain independent counsel and other experts as it deems necessary to carry out its duties. The Company will fund (a) expenses incurred as a result of the retention by the Committee of the independent auditors and other experts and (b) such ordinary administrative expenses of the Committee as are necessary or appropriate in carrying out its duties.

The Committee is also responsible for preparing a report required by the Securities and Exchange Commission (SEC) to be included in the Company’s annual proxy statement.

Membership

The Committee will be composed of not less than three (3) members of the Board, all of whom, as noted below, meet the requirements of the New York Stock Exchange. The members and the chair and, if any, the vice chair shall be appointed by a majority of the whole Board.

A majority of the Committee will constitute a quorum for the transaction of business.

NYSE Listing Standards

•	The membership of the Committee will meet the requirements of the Audit Committee Policy of the New York Stock Exchange (“NYSE Policy”).

•	The independent auditors are accountable to the Committee. The Committee has the authority and responsibility for the appointment, compensation, retention and oversight of the work of the independent auditors. The Committee also has responsibility for resolving any disagreements between management and the independent auditors. The Committee (or one or more of its members to whom authority has been delegated) will pre-approve all audit and permitted non-audit services to be performed by the independent auditors.

•	Annually, the Committee will review a written report from the Company’s independent auditors that:

–	Delineates all relationships between the auditors and the Company (in accordance with Independence Standards Board Standard No. 1).

–	Describes the independent auditor’s quality-control procedures.

–	Describes any material issues raised by the most recent internal quality-control review, or peer review, of the auditor, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the auditor, and any steps taken to deal with any such issue.

•	Annually, the Committee will discuss with the independent auditors any disclosed relationships and their impact on the auditor’s independence and take appropriate action in response to the auditor’s report to satisfy itself of the auditor’s independence.

•	Annually, the Committee will review this Statement of Responsibilities and conduct a performance evaluation in accordance with the requirements of the NYSE Policy.

Other Duties and Responsibilities of the Committee

A.	The Committee will review the Company’s annual reports to the Securities and Exchange Commission, including audited financial statements to be included in such reports, and recommend appropriate action by the Board.

B.	The Committee will undertake the following and periodically advise the Board:

1.	Review annually:

a.	The scope of the annual audit for TI and subsidiary companies recommended by the independent auditors.

b.	The annual corporate internal audit plans for TI and subsidiary companies recommended by the Company’s director of audit services.

c.	The scope of annual TI employee benefit trusts audits.

2.	Review and discuss with management and the independent auditors the Company’s audited financial statements and “Management’s Discussion and Analysis”, including a discussion with the independent auditors regarding the matters required to be discussed by Statement of Auditing Standards No. 61, and any audit problems or difficulties encountered and management’s response thereto.

3.	Review and discuss with management and the independent auditors the Company’s quarterly reports to the Securities and Exchange Commission, including a discussion of the interim financial statements and “Management’s Discussion and Analysis.”

4.	Review and discuss with management before issuance the Company’s news releases regarding annual and interim financial results, with the Committee acting as a whole or through its chair; and generally review and discuss with management any earnings guidance that may be provided to analysts and rating agencies.

5.	Review and discuss with management and the independent auditors the adequacy of the Company’s system of internal accounting controls and other factors affecting the integrity of published financial reports, consulting as appropriate with the internal audit staff, the independent auditors (both of which shall have direct access to the Committee) and others concerning, among other things, the internal accounting controls in effect, any major weaknesses discovered (including any fraud, whether or not material, involving internal controls or employees with responsibility for internal controls) and related corrective actions.

6.	Review and discuss the Company’s policies with respect to risk assessment and risk management.

7.	Establish hiring policies for employees or former employees of the independent auditors.

8.	Engage in any activities that the Committee deems to be necessary or appropriate in furtherance of its purpose, functions and responsibilities.

C.	Establish procedures for:

1.	The receipt, retention and treatment of complaints on accounting, internal accounting controls or auditing matters; and

2.	Confidential, anonymous submissions by Company employees of concerns regarding questionable accounting or auditing matters.

D.	The agenda for each Committee meeting will provide sufficient opportunity for the independent and internal auditors to meet with the members of the Audit Committee without members of management present.

DIRECTIONS AND OTHER ANNUAL MEETING INFORMATION

Directions

From DFW Airport:  Take the North Airport exit to IH-635E. Take IH-635E to the Greenville Avenue exit. Turn right (South) on Greenville. Turn right (West) on Forest Lane. Texas Instruments will be on your right at the second traffic light. Please use the North entrance to the building.

From Love Field Airport:  Take Mockingbird Lane East to US-75N (Central Expressway). Travel North on 75N to the Forest Lane exit. Turn right (East) on Forest Lane. You will pass two traffic lights. At the third light, the entrance to Texas Instruments will be on your left. Please use the North entrance to the building.

Parking

There will be reserved parking for all visitors at the North Lobby. Visitors with special needs requiring assistance will be accommodated at the South Lobby entrance.

Security

Please be advised that TI’s security policy forbids weapons, cameras and audio/video recording devices inside TI buildings. All bags will be subject to search upon entry into the building.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

APRIL 15, 2004

You are cordially invited to attend the 2004 annual meeting of stockholders on Thursday, April 15, 2004, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting, we will consider the election of directors, the ratification of the appointment of Ernst & Young LLP as the Company’s independent auditors for 2004, a stockholder proposal regarding expensing of stock options, and such other matters as may properly come before the meeting.

Electronic Delivery of Proxy Materials

We are pleased to offer stockholders the opportunity to receive future proxy mailings by e-mail. To request electronic delivery, please vote via the Internet at www.proxyvote.com and, when prompted, enroll to receive proxy materials electronically in future years.

PROXY FOR ANNUAL MEETING TO BE HELD APRIL 15, 2004

This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints DANIEL A. CARP, THOMAS J. ENGIBOUS, RUTH J. SIMMONS, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 15, 2004, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock that the undersigned would be entitled to vote if then personally present, in the election of directors and upon one board proposal, one stockholder proposal and other matters properly coming before the meeting. If no contrary indication is made, this proxy will be voted FOR the election of each director nominee and the board proposal and AGAINST the stockholder proposal. If other matters come before the meeting, this proxy will be voted in the discretion of the named proxies.

Should you have an account in the TI Contribution and 401(k) Savings Plan or the TI 401(k) Savings Plan, this proxy represents the number of TI shares allocable to that plan account as well as other shares registered in your name. As a “named fiduciary” under the plans for TI shares allocable to that plan account and shares for which no voting instructions are received, this proxy will serve as voting instructions for The Northern Trust Company, trustee for the TI 401(k) Plans, or its designee. The plans provide that the trustee will vote each participant’s shares in accordance with the participant’s instructions. If the trustee does not receive voting instructions for TI shares allocable to the plan account by April 12, 2004, those shares, and any other TI shares under those plans for which no voting instructions are received, will be voted, in accordance with the terms of the plans, in the same proportion as the shares for which voting instructions have been received. In its discretion, the trustee is authorized to vote upon such other matters as may properly come before the meeting.

IMPORTANT—On the reverse side of this card are procedures on how to vote the shares.

Please consider voting by Internet or telephone.

ATTN: RICK LOGSDON

7839 CHURCHILL WAY

MS 3999

DALLAS, TX 75251

For registered shares, your proxy must be received by 11:59 P.M. (Eastern Daylight Time) on April 14, 2004.

For shares allocable to a benefit plan account, your proxy must be received by 11:59 P.M. (Eastern Daylight Time) on April 12, 2004.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Texas Instruments Incorporated, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TEXAS1	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TEXAS INSTRUMENTS INCORPORATED

The board of directors of Texas Instruments Incorporated recommends a vote FOR the election of directors and Proposal 2 and AGAINST Proposal 3.

Election of Directors

1.	Election of Directors—Nominees:
01) J.R. Adams, 02) D.L. Boren, 03) D.A. Carp, 04) T.J. Engibous, 05) G.W. Fronterhouse, 06) D.R. Goode, 07) W.R. Sanders, 08) R.J. Simmons, 09) R.K. Templeton, 10) C.T. Whitman

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

Vote On Proposals

2.	Board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2004.

For	Against	Abstain
☐	☐	☐

3.	Stockholder proposal regarding expensing of stock options.

For	Against	Abstain
☐	☐	☐

NOTE: Please sign exactly as your name appears above. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

TEXAS INSTRUMENTS INCORPORATED

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 15, 2004

You are cordially invited to attend the 2004 annual meeting of stockholders on Thursday, April 15, 2004, at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting, we will consider the election of directors, a board proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for 2004, a stockholder proposal regarding the expensing of stock options, and such other matters as may properly come before the meeting.

You are enrolled to receive stockholder communications on the Internet. This e-mail contains instructions for accessing TI’s 2004 Proxy Statement and Annual Report for 2003 and for voting your shares. Please read the instructions carefully before proceeding.

VOTING YOUR SHARES AND VIEWING THE PROXY MATERIALS- Please review the Proxy Statement and Annual Report before voting. The Proxy Statement discusses the proposals to be voted on. You can view the proxy materials and enter your voting instructions at the following Internet site:

http://www.proxyvote.com/0012345678901

For our secure site:

https://www.proxyvote.com/0012345678901

Registered shares must be voted by 11:59 p.m. (Eastern Daylight Time) on April 14, 2004. Shares allocable to a TI benefit plan must be voted by 1l:59 p.m. (Eastern Daylight Time) on April 12, 2004.

To enter your vote you will need the following:

CONTROL NUMBER: 012345678901

YOUR 4-DIGIT PIN NUMBER

If you are a TI employee-stockholder, your PIN is the last 4 digits of your Social Security Number (unless you have taken steps to change your PIN). For other stockholders, your PIN is the 4-digit PIN you enrolled with at the time you elected to receive electronic delivery (unless you have taken steps to change your PIN).

If you would like to cancel your enrollment, or change your e-mail address or PIN, please go to http://www.InvestorDelivery.com You will need the enrollment number below, and your four-digit PIN. If you have forgotten your PIN, you can have it sent to your enrolled e-mail address by going to http://www.InvestorDelivery.com

Your InvestorDelivery Enrollment Number is:                                                                              M012345678901

This e-mail covers TI shares registered directly in your name and TI shares allocable to employee benefit plan(s). If you receive more than one e-mail or a proxy card in addition to this e-mail, it generally means that your holdings include other names or different spellings of your name, and you must vote under all e-mails and any proxy cards to vote all shares.

You may also view the proxy materials at:

http//www.ti.com/corp/docs/investor/arprox04.shtml

To view the proxy materials, you may need Adobe Acrobat Reader, which is available at the following Internet site:

http://www.adobe.com/products/acrobat/readstep2. html

There are no charges for any of the services referenced herein. There may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

PAPER COPIES-You may receive paper copies of the Proxy Statement and Annual Report by calling Investor Relations at (972) 995-3773 or by writing to Texas Instruments Incorporated, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199, Attn: Investor Relations.

Dear Texas Instruments Stockholder:

You are enrolled to view the Texas Instruments 2004 Proxy Statement and the 2003 Annual Report (which includes the 2003 audited financial statements) over the Internet instead of receiving copies in the mail. You can now access these materials over the Internet at the following address:

http://www.ti.com/corp/docs/investor/arprox04.shtml

You can also view the Proxy Statement and Annual Report, vote your shares and enroll to receive these materials electronically in future years, at the following address:

http://www.proxyvote.com

You may vote over the Internet, by telephone or by returning a properly executed proxy card. See the Proxy Statement and the enclosed proxy card for additional information about the voting procedures.

You may receive paper copies of the 2004 Proxy Statement and 2003 Annual Report by calling Texas Instruments Investor Relations at (972) 995-3773 or by writing to Texas Instruments Investor Relations, P.O. Box 660199, MS 8657, Dallas, TX 75266-0199.

Internet Proxy Voting

Proxy Vote

❖ TEXAS INSTRUMENTS INCORPORATED Annual Meeting		Meeting Materials

	4	ANNUAL REPORT
Meeting Date: 04/15/2004 for holders as of 02/17/2004	4	PROXY STATEMENT

CUSIP: MC2340- stockClass Your Control Number:
0000 0000 0000

Scroll down for proxy instructions and voting.

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Directors’ Recommendations:

Choose this if you would like to vote your shares following directors’ recommendations.

See below or refer to the proxy statement for the detailed recommendations. Please read them carefully.

Vote my shares per directors’ recommendations

Proxy Ballot:

■	DIRECTOR(S):

➢	Directors recommend a vote FOR election of the following nominee(s):

J.R. ADAMS ; D.L. BOREN ; D.A. CARP ;

T.J. ENGIBOUS ; G.W. FRONTERHOUSE ; D.R. GOODE ;

W.R. SANDERS ; R.J. SIMMONS ; R.K. TEMPLETON ;

C.T. WHITMAN .

☐ For all nominees	☐ Withhold all nominees	☐ For all EXCEPT those selected below:

☐	J.R. ADAMS

☐	D.L. BOREN

☐	D.A. CARP

Internet Proxy Voting

☐	T.J. ENGIBOUS

☐	G.W. FRONTERHOUSE

☐	D.R. GOODE

☐	W.R. SANDERS

☐	R.J. SIMMONS

☐	R.K. TEMPLETON

☐	C.T. WHITMAN

■	Proposal(s): Please indicate your proposal selections by clicking on the fields below.

02.	BOARD PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR 2004.

➢	Directors Recommend : FOR

☐ For	☐ Against	☐ Abstain

03.	STOCKHOLDER PROPOSAL REGARDING EXPENSING OF STOCK OPTIONS.

➢	Directors Recommend : AGAINST

☐ For	☐ Against	☐ Abstain

Vote my shares per the above selections

Click to see: “Letter to our clients regarding voting authority”

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